EXHIBIT 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated November 22, 2022 on the financial statements of Star Alliance International Corp. as of June 30, 2022 and June 30, 2021, respectively, and for the periods then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration statement when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

PCAOB Firm #6778

December 27, 2023